                          ML PRINCIPAL PROTECTION L.P.
                 (formerly, ML Principal Protection Plus L.P.)

                                 SERIES P UNITS
                   PROSPECTUS SUPPLEMENT DATED APRIL 1, 1998
                                       TO
                         PROSPECTUS DATED APRIL 4, 1997
                              ____________________

     The Series P Units of ML Principal Protection L.P. (the "Fund") will be sold on or about May 1, 1998 pursuant to acceptable subscriptions received on or before April 20, 1998. The Principal Assurance Date for the Series P Units will be March 31, 2003.

     Series P Units are offered at $100 per Unit ($97 in the case of officers and employees of Merrill Lynch & Co., Inc. and its affiliates). The minimum initial investment is 50 Units ($5,000); the minimum investment for existing Limited Partners is 10 Units ($1,000). Any greater number of whole Units may be purchased.

     75% of the capital attributable to Series P Units will initially be committed to trading.

     No distributions are presently intended to be made on the Series P Units.

     The Series P Units may be redeemed as of the end of any calendar month at Net Asset Value, subject to a 3% redemption charge payable to Merrill Lynch Investment Partners Inc. ("MLIP") on redemptions made on or prior to June 30, 1999.

     As of February 28, 1998, the Net Asset Value of a Series A Unit initially issued for $100 as of October 12, 1994 had risen to $127.00 (adding back to Net Asset Value aggregate distributions of $15.50 per Series A Unit).
                           _________________________

     Futures trading is highly leveraged, as is each Advisor's trading program. See "Leverage Considerations -- The Guarantee and Trading Leverage" and "Risk Factors" in the Prospectus.

     In considering the leverage at which the different Advisors trade and the volatility of their performance, prospective investors should recognize that due to the limited percentage of the Fund's trading assets allocated to each of them, none of the non-core Advisors, individually, is likely to have a material effect, over the short-term, on either the overall return or the overall performance volatility of the Fund. The non-core Advisors as a group can have a significant effect on performance. However, the likely performance non-correlation among at least certain of these Advisors reduces the likelihood of any major short-term effect.

     The Advisors each receive Consulting Fees of up to 4% per annum of the Fund's assets managed by each of them, respectively, plus quarterly or annual Profit Shares of between 15% and 20% of any cumulative New Trading Profit achieved by each such Advisor.

     MLIP believes that it is advantageous for its multiple advisor pools, including the Fund, to have flexibility in the Fund's leverage policy. Consequently, certain Advisors manage their Fund accounts as if they were managing up to 50% more equity than the actual capital allocated to them. This additional leverage is subject to the condition that the Fund as a whole will not trade as if it had in excess of 20% more equity than actual capital. The flat-rate fees charged to the Fund continue to be based on only the actual capital allocated to trading.

     Any change by MLIP in the leverage of the Fund's trading is noted in the asset allocation tables included in the Fund's monthly reports.
                           _________________________

     The reverse side of this Prospectus Supplement provides certain outline information regarding the current Advisors used by the Fund.
                           _________________________

 IN ADDITION TO THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS MUST BE ACCOMPANIED BY SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 CALENDAR DAYS.
                           _________________________

    THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS
        OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON
            THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT.
                           _________________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                           _________________________

             Merrill Lynch, Pierce, Fenner & Smith Incorporated
                                 Selling Agent

                     Merrill Lynch Investment Partners Inc.
                                General Partner

                          ML PRINCIPAL PROTECTION L.P.
                 (formerly, ML Principal Protection Plus L.P.)

     As of April 1, 1998, the Fund no longer has any "core" Advisors, i.e., Advisors which are allocated 10% or more of the Fund's trading assets (initially, 75% of the proceeds of the subscriptions to each Series). The particular percentage allocations to the Advisors are not identified because, among other things, these allocations are subject to frequent changes both due to the effects of differential performance and to MLIP reallocating the Fund's trading assets among such Advisors.

                                                                           Annualized        Assets Under
                                                       Worst/Best           Standard          Management             General
                                                        Monthly             Deviation             In                Strategy
                                                   Rate of Return/1/      of Return/2/      Fund Program/3/     Classification/4/
                                                   ------------------     -------------     ---------------     -----------------

  AIS Futures Management, L.L.C.                       (23.6)%/25.07%          32.5%         $111 million        Systematic;
     MAAP-6x Program                                                                                             trend-following
  Allied Irish Capital Management Ltd.                  (2.11)%/2.80%           3.3%         $167 million        Discretionary;
     Worldwide Financial Futures Program - 4x                                                                    fundamental
  ARA Portfolio Management Company, L.L.C.         (14.46)%/6//14.75%          20.8%         $151 million        Technical;
     Gamma Program                                                                                               trend-following
  Bridgewater Associates, Inc.                                 N/A/6/         N/A/6/        $16.8 million        Fundamental;
     Pure Alpha Program                                                                                          technical
  Chesapeake Capital Corporation/7/                    (7.88)%/15.99%          16.4%         $782 million        Technical;
     Diversified Trading Program                                                                                 trend-following
  Dominion Capital Management, Inc.                   (12.28)%/10.11%          13.0%          $70 million        Technical;
     Global Financial Program                                                                                    systematic
  Fundamental Futures, Inc.                           (25.52)%/11.23%          15.0%          $50 million        Discretionary;
     Fundamental Futures Trading Program                                                                         fundamental
  Graham Capital Management, L.P./5/                   (6.93)%/12.33%          12.7%         $224 million        Technical;
     Diversified Program                                                                                         trend-following
  Grinham Managed Futures Pty Ltd                      (11.0)%/17.55%          18.6%          $84 million        Technical;
     Diversified Managed Accounts                                                                                systematic
  Hill Financial Group, Ltd.                              (7.0)%/9.9%          11.2%          $67 million        Technical;
     Multiple Strategy Program                                                                                   systematic
  John W. Henry & Company, Inc.                       (9.8)%/8//15.8%          18.9%         $1.3 billion        Technical;
     Financial and Metals Portfolio                                                                              trend-following
  Millburn Ridgefield Corporation                     (10.54)%/19.38%          16.0%         $152 million        Technical;
     Diversified portfolio                                                                                       trend-following
  Millennium Global Investments Ltd.                     (5.8)%/11.7%          12.7%          $78 million        Discretionary;
     Global Currency Leverage                                                                                    fundamental
  Northfield Trading L.P.                                (9.8)%/11.4%          14.4%         $137 million        Systematic;
     Diversified Program                                                                                         trend-following
  Quantitative Financial Strategies, Inc.             (11.97)%/13.29%          16.7%      $385 million/9/        Systematic;
     The Currency Program                                                                                        fundamental
  Range Wise, Inc.                                    (8.0)%/8//9.65%           9.9%          $62 million        Discretionary;
     Range Wise Trading Program                                                                                  fundamental
  Telesis Management Inc.                                (9.6%)/30.3%          26.1%         $168 million        Discretionary;
     Telesis Management Leveraged Program                                                                        trend-following
  Trendstat Capital Management, Inc.                   (8.75)%/10.28%          11.7%         $171 million        Technical;
     World Currency Program                                                                                      trend-related

       PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. Performance and assets under management information is current as of
            January 31, 1998.  Performance figures are not audited.
_________________________
/1/ The lowest and the highest monthly rate of return for the program traded for the Fund. Performance information is presented for the period from January 1, 1993 (or inception, if later) through January 31, 1998.
/2/ An annualized standard deviation of 2% and a mean return of 1% would mean that approximately two-thirds of all monthly returns during a year have historically fallen between (1)% and 3%, i.e., within a range (deviation) of 2% above or below the mean. Standard deviation is one widely-accepted measure of risk, as standard deviation indicates the variability of returns. In general, the more variable an Advisor's historical returns, the greater the risk that substantial losses have been included within the historical range of returns.
/3/ Assets under management in the program traded for the Fund ("notional" funds excluded, except as described in Note (8) below).
/4/ See "The Core Advisors" in the Prospectus for a description of these strategy classifications.
/5/ Graham Capital Management L.P. ("Graham") is currently managing the Fund's assets allocated to it as if Graham were managing 50% more capital than the actual capital allocated to it.
/6/ Bridgewater Associates, Inc. ("Bridgewater") has traded the Pure Alpha Program since December 1991, but under materially different business terms than those agreed to by the Fund. Consequently, this prior record is not representative of how Bridgewater will trade for the Fund. Bridgewater only began trading for the Fund as of January 1, 1998, thus no performance is presented.
/7/ Chesapeake Capital Corporation will no longer trade for the Fund as of May 31, 1998.
/8/ The Worst Monthly Rate of Return of any individual account, not of the program on a composite basis.
/9/ "Notional" funds are included in assets under management for Quantitative Financial Strategies, Inc.

New Developments

     Mr. Michael A. Karmelin, Chief Financial Officer, Vice President and Treasurer of MLIP, has announced that he will resign from MLIP effective April 15, 1998 to pursue other business opportunities. MLIP expects to announce his successor in the near future.